Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Univest Corporation of Pennsylvania:

We consent to the incorporation by reference in the registration statements (Nos. 333-123189, 333-02513, 333-152542, and 333-187987) on Form S-8 and in the registration statements (Nos. 333-02509, 333-159084, and 333-221508) on Form S-3 of Univest Corporation of Pennsylvania of our reports dated March 1, 2018, with respect to the consolidated balance sheets of Univest Corporation of Pennsylvania and subsidiaries as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Univest Corporation of Pennsylvania.

Philadelphia, Pennsylvania
March 1, 2018